Exhibit 99.1

N2OFF Inc. Solar PV JV Secures Approval to Connect First PV Solar Project in Germany to the Power Grid of a Regional Energy Provider

According to Solterra this approval demonstrates the project meets the required safety standards to connect to the power grid and is currently aligned with the set timeline and milestones

Neve Yarak, Israel, August 27, 2024 (GLOBE NEWSWIRE) — N2OFF, Inc.\ (NASDAQ: NITO) (FSE:80W) (“N2OFF” and the “Company”), a clean tech company engaged in sustainable solutions for energy and innovation for the agri- tech, announced today that as part of its joint venture with Solterra Renewable Energy Ltd. (“Solterra”), the first solar PV project secured the required approval to connect to the power grid of a regional energy service provider in Germany.

The project was approved by the municipality of Melz, Germany, and is expected to provide a total capacity of 111 MWp (Megawatt peak).

Eran Litvak, Solterra’s co- CEO, commented “In today’s rapidly evolving environment, securing a power grid connection has become a critical factor in the potential success of a project. Such approval demonstrates that the project can be safely connected to the power grid. Securing a power grid connection with sufficient capacity to support the whole Melz project, and within our planned timeframe, is a significant milestone for this project, that can potentially contribute to its value.”

David Palach, N2OFF’s CEO, commented “We are pleased with the timely progress of our first project in collaboration with Solterra. Reducing the project’s regulatory and operational risks provide us with a sense of comfort in our decision to collaborate with Solterra’s seasoned team.”

Solterra is currently active in three primary target markets: Italy, Poland, and Germany, managing a portfolio at various stages of Solar PV development with a total cumulative capacity of approximately 300 megawatts. Solterra was founded in 2022 by Eran Litvak and Yair Harel, in the field of renewable energy. Each of the founders is a veteran in the energy sector, with a track record of dozens of successful projects. In addition, both founders are seasoned entrepreneurs and managers with over 20 years of proven experience in identifying business opportunities, enhancing projects, and maximizing value in both the energy and financial sectors.

About N2OFF Inc:

N2OFF, Inc. (formerly known as Save Foods, Inc.) is a clean tech company engaged in sustainable solutions for energy and innovation for agri- tech. Through its operational activities it delivers integrated solutions for sustainable energy, greenhouse gas emissions reduction and safety, quality solutions for the agri- tech market. NTWO OFF Ltd., N2OFF’s majority-owned Israeli subsidiary, aims to contribute in tackling greenhouse gas emissions, offering a solution to mitigate nitrous oxide (N2O) emissions, a potent greenhouse gas with 310 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. N2OFF recently entered the solar PV market and will provide funding to Solterra Renewable Energy Ltd. for the current project in the total Capacity of 111 MWp, as well as future projects. Save Foods Ltd., N2OFF’s majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination. N2OFF also has a minority ownership in Plantify Foods, Inc., a Canadian company listed on the TSXV that offers a wide range of clean-label healthy food options. For more information on Save Foods Ltd. and NTWO OFF Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties including the success of our collaboration with Solterra, the project receiving the required approval and successfully connecting to a power grid, our ability to successfully enter the solar PV sector and the profitability of such industry. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contacts:

Michal Efraty

michal@efraty.com